Exhibit 10.1

RETIREMENT AND GENERAL RELEASE AGREEMENT

THIS RETIREMENT AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into as of the last date on the signature page hereto (the “Execution Date”) by and between ACI Worldwide, Inc., a Delaware corporation (the “Company”), and Philip G. Heasley (“you”) (together, the “Parties”).

R E C I T A L S

WHEREAS, you are employed by the Company as President and Chief Executive Officer, pursuant to that certain amended and restated employment agreement between you and the Company, dated January 7, 2016 (the “Employment Agreement”), which supersedes all prior employment agreements between you and the Company; and

WHEREAS, the Parties mutually agree to establish the terms of your retirement and separation from employment with the Company, effective as of December 31, 2019.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.    RETIREMENT AND SEPARATION OF EMPLOYMENT. Your retirement and separation from employment with the Company as President and Chief Executive Officer shall occur on December 31, 2019 (the “Separation Date”). You agree that you shall resign from your employment as an officer of the Company, as a member of the Company’s Board of Directors, and from any and all other positions you may hold with the Company (and its Affiliates) effective as of the Separation Date, and you agree that you will execute any and all documents necessary to effect such resignation(s). For purposes of this Agreement, “Affiliate” of any particular entity or person means any other entity or person controlling, controlled by or under common control with such particular entity or person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity or person whether through the ownership of voting securities, contract or otherwise. Any entity or person with beneficial ownership of more than 20% of the voting power of another entity or person shall be deemed to be an Affiliate of such entity or person.

2.    TRANSITION AND CONSULTING PERIODS.

a.    During the period commencing on the Execution Date and ending on the Separation Date (the “Transition Period”), you hereby agree to provide such transition duties as may be requested by and at the direction of the Company’s Board of Directors (the “Board”), including, without limitation, assisting the Company with the review of its strategy and key relationships; provided, that, during the Transition Period and in connection with such transition duties, Craig Saks, the Company’s Senior Executive Vice President and Chief Operating Officer, shall be delegated responsibility for the oversight of the Company’s day-to-day operations in such capacity as would otherwise be performed by the position of Chief Executive Officer of the

Company, and your direct reports shall report to Mr. Saks until a successor to the Chief Executive Officer position has been appointed; provided, further, that any hiring, promotion, termination or other change in employment status of any executive officer of the Company shall be subject to prior approval of the Board (the “Transition Duties”). The Board has asked Adalio T. Sanchez, member of the Board, along with other members of the Board, as appropriate, to provide primary board oversight and assistance to Mr. Saks and other members of management during the Transition Period. You hereby acknowledge and agree that you will use your best efforts to professionally, timely and cooperatively perform such Transition Duties. You further acknowledge and agree that any communication by you with the Company’s investors or other third parties during the Transition Period shall be consistent with any Company communications protocol established by the Board regarding the same subject matter. During the Transition Period, you will continue to receive your current base salary and be eligible to participate in the Company’s employee benefit plans, subject to the terms and conditions of such plans. In addition, the Company will continue to provide you with ongoing secretarial support from Michelle Watson during the Transition Period. You further acknowledge and agree that you hereby voluntarily and irrevocably waive any and all rights that you may have to terminate your employment with the Company for Good Reason (as defined in the Employment Agreement) or receive severance payments and benefits by reason of such termination pursuant to the Employment Agreement by reason of any change to your title, duties, authority or reporting relationship that may result from the transition of your duties under this Section 2(a) at any time during the Transition Period.

b.    During the period commencing on the Separation Date and ending on March 31, 2020 (the “Consulting Period”), you hereby agree to provide consulting services in accordance with the terms and conditions of the consulting agreement set forth in Exhibit A attached hereto.

3.    ACCRUED OBLIGATIONS. Whether or not you sign this Agreement, you shall be paid on the Company’s first regularly scheduled payroll date that occurs following the Separation Date (or earlier, to the extent required by applicable law) the aggregate amount of your earned but unpaid base salary, accrued but unpaid vacation pay (to the extent required under applicable law) and unreimbursed expenses, in each case, through the Separation Date, less applicable taxes and withholding.

4.    TRANSITION AND SEPARATION BENEFITS.

a.    The Parties hereby acknowledge and agree that the payments and benefits provided under this Section 4 are in lieu of any severance pay or benefits to which you may otherwise be entitled pursuant to Section 6(c) of the Employment Agreement, and you hereby waive any right that you may otherwise have with respect to any such severance pay and benefits. The Company shall, concurrently herewith, provide you with a true and complete summary of all equity awards to acquire shares of the Company’s common stock held by you as of the date hereof as certified by the Secretary of the Company. As good and valuable consideration in exchange for the general release of claims included in Section 6 of this Agreement and your continued performance of the Transition Duties, during the Transition Period you shall continue to receive your current base salary and be eligible to participate in the Company’s employee benefit plans, subject to the terms and conditions of such plans.

b.    Provided, further, that you (i) execute and return the Supplemental Release of Claims, as set forth in Exhibit B attached hereto (the “Supplemental Release of Claims”), to the Company within twenty-one (21) calendar days immediately following the Separation Date and (ii) do not timely revoke the Supplemental Release of Claims, you shall be entitled to receive the payments and benefits on or after the Supplemental Release Effective Date (as defined in the Supplemental Release of Claims), as set forth below:

(i)    The Company shall pay you a lump-sum cash payment in an amount equal to the annual bonus to which you may have otherwise been entitled for the Company’s 2019 fiscal year, but for your termination of employment with the Company, based on the extent to which the applicable Company and individual performance goals are actually achieved for such fiscal year and which shall take into account your performance in connection with the Company’s acquisition of Speedpay and investment in Mindgate Solutions. Payment of such bonus will be made on the Company’s first regularly scheduled payroll date that occurs following the Supplemental Release Effective Date, subject to applicable taxes and withholding requirements;

(ii)    With respect to the grant of performance share units (the “PSUs”) made on March 4, 2019, this grant will remain outstanding and you will be eligible to earn and vest in a number of PSUs equal to the number of PSUs to which you would have otherwise been entitled based on actual performance of the Company for the full performance period as if you had remained in continuous employment through the end of the performance period, with any remaining unearned PSUs to be forfeited for no consideration, as determined pursuant to the terms set forth in the underlying award agreement evidencing such grant;

(iii)    With respect to each of the grants of PSUs made on February 21, 2017 (two grants) and February 20, 2018 (one grant), each of these grants will remain outstanding and you will be eligible to earn and vest in a pro-rated number of PSUs, calculated by multiplying (i) the number of PSUs to which you would have otherwise been entitled based on actual performance of the Company for the full performance period, by (ii) a fraction, the numerator of which is the number of full fiscal quarters you were employed during the performance period, and the denominator of which is the number of full fiscal quarters in the performance period, with any remaining unearned PSUs to be forfeited for no consideration, as determined pursuant to the terms set forth in the underlying award agreement evidencing the applicable grant;

(iv)    With respect to the grant of restricted stock units (“RSUs”) made on March 4, 2019, the vesting of 17,514 of the RSUs thereunder will occur on March 4, 2020 (as if your employment with the Company had otherwise continued through such date), with settlement to occur as soon as practicable and in no event later than 30 days after such date pursuant to the terms set forth in the underlying award agreement, and the remaining 35,026 RSUs thereunder will be forfeited for no consideration as of the Separation Date; and

(v)    Any unvested stock options held by you as of immediately prior to the Separation Date will continue to vest in accordance with the applicable vesting schedule set forth in the underlying option agreement evidencing such stock options as if your employment had otherwise continued through each applicable vesting date, and will be exercisable until the date that is ninety (90) calendar days following the applicable vesting date. Any vested and exercisable stock options held by you as of the Separation Date will remain exercisable until the date that is ninety (90) calendar days following the Separation Date pursuant to the terms set forth in the underlying option agreement evidencing such stock options.

5.    OTHER EQUITY AWARDS. The Parties acknowledge and agree that, with respect to the grant of PSUs made on February 23, 2016, all of the then-outstanding PSUs under such grant will be forfeited for no consideration on the Separation Date.

6.    RELEASE AND WAIVER.

a.    You hereby forever release and discharge the Company and its parents, and their Affiliates, successors, and assigns, as well as each of their past and present officers, directors, employees, agents, attorneys, and stockholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that you had, now have, or may hereafter claim to have against the Company Released Parties arising out of, or relating in any way to, (i) any act or omission from the beginning of time to the Execution Date, including, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Fair Credit Reporting Act, Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, and the Nebraska Fair Employment Practice Act (Neb. Rev. St. §§ 48-1101 to 48-1125); the Nebraska Age Discrimination in Employment Act (Neb. Rev. St. §§ 48-1001 to 48-1010); the Nebraska Wage Payment and Collection Act (Neb. Rev. St. §§ 48-1228 to 48-1234); Nebraska’s privacy laws (Neb. Rev. St. §§ 20-201 to 20-211 and 25-840.01); Nebraska’s drug testing laws (Neb. Rev. St. §§ 48-1901 to 48-1910); Nebraska’s military leave laws (Neb. Rev. St. §§ 55-160 to 55-166 and 55-501 to 55-507); Nebraska laws related to equal pay (Neb. Rev. St. §§ 48-1219 to 48-1227.01); and Nebraska leave laws (Neb. Rev. St. §§ 25-1640, 32-922, 48-234, 32-241, and 35-1403 to 35-1405), (ii) your employment prior to the Execution Date or the termination of your employment from the Company or (iii) any arrangement or understanding, including the Employment Agreement, between you and the Company; provided, however, that this Release does not waive, release or otherwise discharge (A) any claim or cause of action arising from a breach by the Company of this Agreement or that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits or (B) any rights to indemnification under the indemnification agreement between you and the Company, dated March 11, 2009 (the “Indemnification Agreement”) or applicable law (the “Excluded Claims”).

b.    You further acknowledge and agree that, except with respect to the Excluded Claims, the Company Released Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Released Party, and that no further payments or benefits are owed to you by the Company or any other Company Party.

7.    CONSULTATION WITH ATTORNEY/VOLUNTARY AGREEMENT. You acknowledge that (a) the Company has advised you of your right to consult with an attorney of your own choosing, to the extent you wish to do so, prior to executing this Agreement, (b) you have carefully read and fully understand all of the provisions of this Agreement, (c) you are entering into this Agreement, including the releases set forth in this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration that is in addition to any consideration you would otherwise be entitled to receive, and (d) the release in this Agreement applies to and covers all claims against the Company and the other Company Released Parties, whether or not you know or suspect them to exist at the present time.

8.    CONTINUING OBLIGATIONS AND COVENANTS.

a.    You hereby acknowledge that you will continue to be bound by the surviving terms of the Employment Agreement, including the terms in Section 8 therein (Competitive Activity; Confidentiality; Nonsolicitation), as set forth and modified below:

(i)    During the Transition Period, you will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, during the Transition Period, you will not:

(A)	enter into or engage in any business which directly competes with the business of the Company;

(B)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that directly competes with, the business of the Company;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which directly competes with the business of the Company.

(ii)    For a period of one (1) year following the Separation Date, you will not:

(A)	enter into or engage in any business which directly competes with the Company’s business within the Restricted Territory (as defined below);

(B)

solicit customers, business, patronage or orders for, or sell, any products and services in direct competition with, or for any business, wherever located, that directly competes with, the Company’s business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)

promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which directly competes with the Company’s business within the Restricted Territory.

(iii)    For the purposes of Sections 8(a)(i) and 8(a)(ii) of this Agreement, but without limitation thereof, you will be in violation thereof if you engage in any or all of the activities set forth therein directly as an individual on your own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation or the owner of the interests in any other entity, in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock or other ownership interests; provided, however, that nothing in Sections 8(a)(i) and 8(a)(ii) of this Agreement shall prohibit or otherwise restrict you from serving on the board of, or as a consultant to, a financial institution, such as a bank.

(iv)    For purposes of this Section 8, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company.

(v)     For the purposes of Sections 8(a)(i), 8(a)(ii) and 8(a)(ix)-(xii) of this Agreement, the Company’s business is defined to be the development and sale of software products, provision of service and outsourcing of applications that facilitate electronic payments, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily suitable for any such described products and services.

(vi)    For purposes of Section 8(a)(ii) of this Agreement, the Restricted Territory shall be defined as and limited to: (A) the geographic area(s) within a 100 mile radius of any and all Company location(s) in, to, or for which you worked, to which you were assigned or had any responsibility (either direct or supervisory) as of the Separation Date and at any time during the one (1) year period prior to the Separation Date; and (B) all of the specific customer accounts, whether within or outside of the geographic area described in (A) above, with which you had any contact or for which you had any responsibility (either direct or supervisory) as of the Separation Date and at any time during the one (1) year period prior to the Separation Date.

(vii)    If it shall be judicially determined that you have violated any of your obligations under Section 8(a)(ii) of this Agreement, then the period applicable to each obligation that you shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(viii)    For a period of two (2) years following the Separation Date, you will not directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or individual consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies (other than Philip E. Bruno of McKinsey & Company) to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies.

(ix)    You will keep in strict confidence, and will not, directly or indirectly, at any time after the Execution Date, disclose, furnish, disseminate, make available or use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how you may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you after the Separation Date shall constitute a misappropriation of the Company’s trade secrets.

(x)    You agree that on or before the Separation Date, you shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 8(ix) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge you for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(xi)    You reaffirm that per Section 7(k) of the Employment Agreement, you assigned and agreed to assign to the Company, its successors, assigns or nominees, all of your rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by you while in the Company’s employ, whether in the course of your employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during your employment and made, conceived or suggested by you, either solely or jointly with others, within one (1) year following the

Separation Date shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, you will execute and deliver to the Company, at any time, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

(xii)    You acknowledge that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (“Items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The Item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) [Company Name], All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(xiii)    During the Transition Period and for one (1) year after the Separation Date, you will communicate the contents of this Agreement governing noncompetition and non-solicitation provisions to any person, firm, association, partnership, corporation or other entity which you intend to be employed by, associated with, or represent.

(xiv)    You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this Agreement would be inadequate. You therefore agree that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Section 8 of this Agreement or Section 7 of the Employment Agreement, without the necessity of proof of actual damage.

(xv)    You acknowledge that your obligations under this Section 8 and Section 7 of the Employment Agreement are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if you were to violate such obligations. You further acknowledge that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which you acknowledge constitutes good, valuable and sufficient consideration.

b.    In addition, you agree and covenant that you shall not, at any time during the Transition Period and for two (2) years after the Separation Date, make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company, its Affiliates or their businesses, or any of their employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future, provided, that any remarks, comments or other statements made, directly or indirectly, by you to a national securities exchange, governmental agency, regulatory authority or self-regulatory organization or as otherwise required by applicable law about or related to the Company, its Affiliates or their businesses, or any of their employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties which you reasonably believe to be truthful and for which you have a basis in fact for making shall not constitute a violation of this Section 8(b). Likewise, the Company shall instruct members of the Board and the Company’s senior executives to not, at any time during the Transition Period and for two (2) years after the Separation Date, make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments or statements concerning you or your reputation, provided, that any remarks, comments or other statements made, directly or indirectly, by or on behalf of the Company or any of its present or former officers, directors, employees or other agents or representatives (each a “Company Representative”) to a national securities exchange, governmental agency, regulatory authority or self-regulatory organization or as otherwise required by applicable law about or related to you or your reputation which the applicable Company Representative reasonably believes to be truthful and for which such Company Representative has a basis in fact for making shall not constitute a violation of this Section 8(b).

9.    COOPERATION. You agree that you will cooperate with the Company, during or after the Transition Period, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of this Agreement or for the Company to comply with applicable securities laws, and in connection with any litigation or other proceedings in which the Company or any of its Affiliates may from time to time be involved and which is related or otherwise relevant to your service to the Company or its Affiliates.

10.    REPRESENTATIONS AND ACKNOWLEDGMENTS. You make the following representations and acknowledgments, each of which is an important consideration to the Company’s willingness to enter into this Agreement:

a.    You represent and acknowledge that you have properly been paid for all hours worked for the Company and neither the Company nor any other Company Released Party owes you any wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation, benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

b.    You acknowledge that the Company is not entering into this Agreement because it believes that you have any cognizable legal claim against any of the Company Released Parties. If you elect not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that any of the Company Released Parties believed that you were treated unlawfully in any respect.

c.    You acknowledge that you have not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency.

11.    PERMITTED DISCLOSURES. You are hereby provided notice that under the Defend Trade Secrets Act of 2016 (“DTSA”): (a) no individual will be held criminally or civilly liable under federal or state trade secrets law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to such individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except as permitted by court order. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, it shall not be a violation of this Agreement for you to (i) provide testimony or access to confidential information in response to a valid subpoena, court order, regulatory request, or other legal process; provided, however, before making any such disclosure, other than to any governmental agency or regulatory authority or any self-regulatory organization, you shall (unless legally prohibited from doing so) give the Company written notice of your intended disclosure and afford the Company a reasonable opportunity to protect the Company’s interests, or (ii) voluntarily communicate with, or voluntarily participate in, any investigation or proceeding that may be conducted by, any governmental agency, regulatory authority or self-regulatory organization concerning possible violations of law, including providing documents or other information in that connection to any governmental agency, regulatory authority or self-regulatory organization, in each case without notice to the Company or any other Company Released Party. Notwithstanding any other provision in this Agreement, it will not be a breach of any confidentiality provisions referenced in this Agreement for either Party to give truthful testimony and evidence, or otherwise defend itself, in response to a subpoena or other process of law or in connection with any court or arbitration proceeding or for either Party to exercise protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

12.    CODE SECTION 409A COMPLIANCE.

a.    This Agreement is intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that the income inclusion provisions of said Section 409A do not apply to Executive, and the Company and you accordingly agree to such amendments to the Agreement as may be necessary or appropriate to reform the provisions of the Agreement to comply with the applicable requirements of Section 409A of the Code and the regulations and Treasury guidance thereunder to prevent any of the benefits provided by this Agreement from being includible in your gross income before being paid pursuant to this Agreement or otherwise subject to additional income taxes and interest penalties under Section 409A of the Code.

b.    Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of nonqualified deferred compensation (within the meaning of Section 409A of the Code), and becomes payable by reason of your termination of employment will be made to you unless your termination of employment constitutes a separation from service (within the meaning of Section 409A of the Code). For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to you, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred. The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and your right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

c.    Notwithstanding anything to the contrary in this Agreement, any payment to be made to you upon your separation from service (within the meaning of Section 409A of the Code) which constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), will not be made to you until the earliest to occur of: (i) the first day of the seventh month following the date of your separation from service; or (ii) your death. The foregoing provisions which delay the payment date of certain nonqualified deferred compensation shall only apply if you are a “specified employee” (within the meaning of Section 409A of the Code) as determined by the Company under the methodology established by the Company at the time of your separation from service and only to the extent necessary to avoid additional income taxes or interest penalties under Section 409A of the Code.

13.    REASONABLE ATTORNEYS’ FEES AND COSTS. The Company will reimburse you for reasonable attorneys’ fees and costs, up to a maximum of $28,835, that you incur in direct connection with the negotiation of this Agreement.

14.    GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Nebraska without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.

15.    SUCCESSORS AND ASSIGNS. You agree that this Agreement (in whole or in part) will be binding upon, and pass to the benefit of, the successors and assigns of the Company. You may not assign this agreement in whole or in part. Any purported assignment by you shall be null and void from the initial date of the purported assignment.

16.    AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of both Parties.

17.    COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

18.    NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Philip G. Heasley

3271 Green Dolphin Lane

Naples, FL 34102

with a copy to:

Christopher P. Sullivan, Esq.

Robins Kaplan LLP

800 Boylston Street Suite 2500

Boston, MA 02199

Notices to the Company:

ACI Worldwide, Inc.

6060 Coventry Drive

Elkhorn, NE 68022

Attn: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

19.    SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the Parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

20.    ENTIRE AGREEMENT.    Except as otherwise provided herein, this Agreement, together with Exhibit A and Exhibit B, sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto (including the Employment Agreement and the Change in Control Employment Agreement between you and the Company, dated July 1, 2016), and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement; provided, that the Indemnification Agreement shall remain in effect following the Separation Date subject to its terms and conditions. For clarity, the Parties acknowledge and agree that except as otherwise provided on the terms of the documents, you shall have no post-employment termination rights under, and shall not be entitled to any post-employment termination benefits following the Separation Date under or otherwise pursuant to: the Employment Agreement; any Company bonus plan; the Company’s health plans, including medical, dental and vision insurance plans other than pursuant to timely elected continuation coverage under COBRA; the Company’s 401(k) Plan; the Company’s insurance plans; and any and all other plans, policies, programs, agreements and arrangements provided for by the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the last date set forth below.

ACI WORLDWIDE, INC.		PHILIP G. HEASLEY

By:	/s/ David A. Poe	/s/ Philip G. Heasley
Name:	David A. Poe
Title:	Chairman

Date: November 5, 2019		Date: November 5, 2019

[Signature Page to Retirement and General Release Agreement]

Exhibit A

Consulting Agreement

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of January 1, 2020 (the “Effective Date”) by and between ACI Worldwide, Inc., a Delaware corporation (the “Company”), and Philip G. Heasley (“Consultant”) (together, the “Parties”).

1.    Retention as a Consultant. The Company hereby retains Consultant to serve as an independent consultant to the Company, on the terms and conditions set forth in this Agreement.

2.    Consulting Period. The term of this Agreement shall commence on the Effective Date and shall terminate on March 31, 2020 (the “Consulting Period”).

3.    Consulting Services. During the Consulting Period, Consultant will be reasonably available to consult and cooperate with, answer questions from and provide advice and counseling to, the Company with respect to matters as requested by the Company on an as-needed basis (the “Consulting Services”).

4.    Independent Contractor Status. The Parties acknowledge and agree that Consultant shall serve as an independent contractor and not as an employee of the Company. The Parties hereby covenant with one another to treat the engagement of Consultant as that of an independent contractor, and not that of an employee of the Company, for all purposes including, but not limited to, (a) U.S. and non-U.S. Federal, state and local income, business and employment taxes in any jurisdiction, (b) statutory and fringe benefits and (c) insurance. Consultant agrees that he is not, and will not claim or represent him to be, an employee or agent of the Company, that Consultant has no authority to enter into any contracts or agreements on behalf of the Company or to otherwise bind the Company in any manner, and that Consultant will not represent to any person or entity that he/it has any such authority. The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance with respect to the Consulting Services rendered hereunder. Consultant acknowledges and agrees that, during the Consulting Period, Consultant shall not be eligible to participate in, and waives any claims he may have to, any type of benefits offered to employees of the Company or any of its Affiliates (other than those to which he might be entitled as a former employee of the Company).

5.    Consulting Fee and Related Matters. In exchange for the Consulting Services and Consultant’s continued compliance with the provisions of this Agreement, during the Consulting Period, the Company shall pay Consultant a consulting fee in an aggregate amount equal to $180,000, payable in substantially equal bi-monthly installments on the Company’s regularly scheduled payroll dates. During the Consulting Period, Consultant shall be reimbursed, upon receipt by the Company of suitable documentation, for reasonable and necessary travel or other out-of-pocket expenses incurred with prior, written approval by the Company’s Chief Financial Officer in consultation with a Board member and subject to the Company’s travel reimbursement policy as in effect from time to time; provided, that any such reasonable and necessary travel expected to occur during the Consulting Period shall be subject to pre-approval no later than December 31, 2019.

6.    Taxes. Consultant agrees and understands that Consultant will fully assume any and all tax obligations on any payment or consideration paid to Consultant pursuant to this Agreement, and that Consultant shall be exclusively responsible for the reporting, withholding and payment of any and all Federal, state and local income, business or self-employment taxes in any jurisdiction which may be determined to be due as a result of any payment pursuant to this Agreement. The Company makes no representations concerning the tax consequences of the consulting fee paid pursuant to this Agreement. Consultant shall indemnify, defend, and hold harmless the Company, its officers, directors, employees, and agents, and its successors, heirs, and assigns, from and against any and all claims, damages and losses (including interest, penalties and defense costs) related to Consultant’s reporting, payment or non-payment of taxes with respect to the Consulting Services.

7.    CONTINUING OBLIGATIONS AND COVENANTS.

a.    Consultant hereby acknowledges that Consultant will continue to be bound by the surviving terms of that certain amended and restated employment agreement between Consultant and the Company, dated January 7, 2016 (the “Employment Agreement”), including the terms in Section 8 therein (Competitive Activity; Confidentiality; Nonsolicitation), and as described in Section 8 of that certain retirement and general release agreement entered into as of November 7, 2019 by and between the Company and Consultant (the “Retirement and General Release Agreement”).

b.    Consultant is hereby provided notice that under the Defend Trade Secrets Act of 2016 (“DTSA”): (a) no individual will be held criminally or civilly liable under federal or state trade secrets law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to such individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except as permitted by court order. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, it shall not be a violation of this Agreement for Consultant to (i) provide testimony or access to confidential information in response to a valid subpoena, court order, regulatory request, or other legal process; provided, however, before making any such disclosure, other than to any governmental agency or regulatory authority or any self-regulatory organization, Consultant shall (unless legally prohibited from doing so) give the Company written notice of Consultant’s intended disclosure and afford the Company a reasonable opportunity to protect the Company’s interests, or (ii) voluntarily communicate with, or voluntarily participate in, any investigation or proceeding that may be conducted by, any governmental agency, regulatory authority or self-regulatory organization concerning possible violations of law, including providing documents or other information in that connection to any governmental agency, regulatory authority or self-regulatory organization, in each case without notice to the Company or any other Company Released Party. Notwithstanding any other provision in this Agreement, it will not be a breach of any confidentiality provisions referenced in this Agreement for either Party to give truthful testimony and evidence, or otherwise defend itself, in response to a subpoena or other process of law or in connection with any court or arbitration proceeding or for either Party to exercise protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

c.    Consultant hereby acknowledges and agrees that any communication by Consultant with the Company’s investors or other third parties during the Consulting Period shall be consistent with any Company communications protocol established by the Board regarding the same subject matter.

8.    CODE SECTION 409A COMPLIANCE.

a.    This Agreement is intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that the income inclusion provisions of said Section 409A do not apply to Consultant, and the Company and Consultant accordingly agree to such amendments to the Agreement as may be necessary or appropriate to reform the provisions of the Agreement to comply with the applicable requirements of Section 409A of the Code and the regulations and Treasury guidance thereunder to prevent any of the benefits provided by this Agreement from being includible in Consultant’s gross income before being paid pursuant to this Agreement or otherwise subject to additional income taxes and interest penalties under Section 409A of the Code.

b.    Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of nonqualified deferred compensation (within the meaning of Section 409A of the Code), and becomes payable by reason of Consultant’s termination will be made to Consultant unless Consultant’s termination constitutes a separation from service (within the meaning of Section 409A of the Code). For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to Consultant, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred. The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and Consultant’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

c.    Notwithstanding anything to the contrary in this Agreement, any payment to be made to Consultant upon Consultant’s separation from service (within the meaning of Section 409A of the Code) which constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), will not be made to Consultant until the earliest to occur of: (i) the first day of the seventh month following the date of Consultant’s separation from service; or (ii) Consultant’s death. The foregoing provisions which delay the payment date of certain nonqualified deferred compensation shall only apply if Consultant is a “specified employee” (within the meaning of Section 409A of the Code) as determined by the Company under the methodology established by the Company at the time of Consultant’s separation from service and only to the extent necessary to avoid additional income taxes or interest penalties under Section 409A of the Code.

9.    GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Nebraska without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.

10.    SUCCESSORS AND ASSIGNS. Consultant agrees that this Agreement (in whole or in part) will be binding upon, and pass to the benefit of, the successors and assigns of the Company. Consultant may not assign this agreement in whole or in part. Any purported assignment by Consultant shall be null and void from the initial date of the purported assignment.

11.    AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of both Parties.

12.    COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

13.    NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Consultant:

Philip G. Heasley

3271 Green Dolphin Lane

Naples, FL 34102

with a copy to:

Christopher P. Sullivan, Esq.

Robins Kaplan LLP

800 Boylston Street Suite 2500

Boston, MA 02199

Notices to the Company:

ACI Worldwide, Inc.

3520 Kraft Road

Naples, FL 34105

Attn: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

14.    SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the Parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

15.    ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement, together with the Retirement and General Release Agreement, and Exhibit B, sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto (including the Employment Agreement and the Change in Control Employment Agreement between you and the Company, dated July 1, 2016), and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement; provided, that the indemnification agreement between you and the Company, dated March 11, 2009 shall remain in effect following the Effective Date subject to its terms and conditions. For clarity, the Parties acknowledge and agree that except as otherwise provided on the terms of the documents, Consultant shall have no post-employment termination rights under, and shall not be entitled to any post-employment termination benefits following the Separation Date under or otherwise pursuant to: the Employment Agreement; any Company bonus plan; the Company’s health plans, including medical, dental and vision insurance plans other than pursuant to timely elected continuation coverage under COBRA; the Company’s 401(k) Plan; the Company’s insurance plans; and any and all other plans, policies, programs, agreements and arrangements provided for by the Company.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the last date set forth below.

ACI WORLDWIDE, INC.		PHILIP G. HEASLEY

By:	/s/ David A. Poe	/s/ Philip G. Heasley
Name:	David A. Poe
Title:	Chairman

Date: November 5, 2019		Date: November 5, 2019

[Signature page to Consulting Agreement]

Exhibit B

Supplemental Release of Claims

1.    Release.

a.    For good and valuable consideration, including the Company’s provision of a certain payment to you in accordance with Section 3(b) of the Retirement and General Release Agreement, dated November 7, 2019 (the “Retirement Agreement”), you hereby forever release and discharge the Company and its parents, and their Affiliates, successors, and assigns, as well as each of their past and present officers, directors, employees, agents, attorneys, and stockholders (collectively, the “Company Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that you had, now have, or may hereafter claim to have against the Company Released Parties arising out of, or relating in any way to, (i) any act or omission from the beginning of time to the date you sign this Agreement including, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Fair Credit Reporting Act, Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, and the Nebraska Fair Employment Practice Act (Neb. Rev. St. §§ 48-1101 to 48-1125); the Nebraska Age Discrimination in Employment Act (Neb. Rev. St. §§ 48-1001 to 48-1010); the Nebraska Wage Payment and Collection Act (Neb. Rev. St. §§ 48-1228 to 48-1234); Nebraska’s privacy laws (Neb. Rev. St. §§ 20-201 to 20-211 and 25-840.01); Nebraska’s drug testing laws (Neb. Rev. St. §§ 48-1901 to 48-1910); Nebraska’s military leave laws (Neb. Rev. St. §§ 55-160 to 55-166 and 55-501 to 55-507); Nebraska laws related to equal pay (Neb. Rev. St. §§ 48-1219 to 48-1227.01); and Nebraska leave laws (Neb. Rev. St. §§ 25-1640, 32-922, 48-234, 32-241, and 35-1403 to 35-1405), (ii) your employment with, including during the Transition Period, or your termination of employment from the Company or (iii) any arrangement or understanding, including the Employment Agreement, between you and the Company; provided, however, that this Release does not waive, release or otherwise discharge (A) any claim or cause of action arising from a breach by the Company of this Agreement or that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits or (B) any rights to indemnification under that certain indemnification agreement between you and the Company, dated March 11, 2009 or applicable law (the “Excluded Claims”).

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b.    You further acknowledge and agree that, except with respect to the Excluded Claims, the Company Released Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Released Party, and that no further payments or benefits are owed to you by the Company or any other Company Party.

2.    Review and Revocation Period.

a.    You acknowledge that (i) the Company and/or its successor has advised you to consult with an attorney of your own choosing before signing this Supplemental Release, (ii) you have been given the opportunity to seek the advice of counsel, (iii) you have carefully read and fully understand all of the provisions of this Supplemental Release, (iv) the release provided herein specifically applies to any rights or claims you may have against the Company Released Parties pursuant to the ADEA, (v) you are entering into this Supplemental Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, including the payments and benefits set forth in Section 4(b) of the Retirement Agreement, and (vi) you have the full power, capacity and authority to enter into this Supplemental Release.

b.    You understand and agree that you have twenty-one (21) days following your receipt of this Supplemental Release to review this Supplemental Release and its terms and to reflect upon them and consider whether you want to sign it, although you may sign it sooner. You understand and agree that you may accept this Supplemental Release by signing and returning it within the applicable time frame to ACI Worldwide, Inc., 3520 Kraft Road, Naples, FL 34105, Attn: General Counsel or via email to dennis.byrnes@aciworldwide.com.

c.    Notwithstanding the initial effectiveness of this Supplemental Release. you may revoke the execution and delivery (and therefore the effectiveness) of this Supplemental Release within the seven (7)-day period beginning on the date you deliver the re-execution to the Company (such seven (7)-day period being refined to herein as the “Release Revocation Period”). To be effective, such revocation mist be in writing signed by you and must be delivered to Company by 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

d.    In the event of such revocation by you, this Supplemental Release shall be of no force or effect, and you shall not have any rights and the Company shall not have any obligations under Section 4(b) of the Retirement Agreement. Provided that you do not revoke your consent to this Supplemental Release within the Release Revocation Period, this Supplemental Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Supplemental Release (the “Supplemental Release Effective Date”).

Philip Heasley

Date:

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